Exhibit 99.01

NEWS RELEASE for Aug 3, 2004 at 7:30 AM EDT

Contact:	Allen & Caron Inc	CardioGenesis Corporation
	Mike Mason (investors)	Michael Quinn, Chief Executive Officer
	212-691-8087	714-649-5000
michaelm@allencaron.com

CARDIOGENESIS REPORTS 2004 SECOND QUARTER, SIX-MONTH RESULTS

FOOTHILL RANCH, CA (August 3, 2004) . . . CardioGenesis Corporation (OTCBB: CGCP.OB), the market leader in surgical products and accessories used in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR) procedures, today announced results for its second quarter and first six months ended June 30, 2004. Chairman and CEO Michael J. Quinn said that revenues for the 2004 second quarter and first six months rose 9 percent and 14 percent, respectively, compared to revenues in the same periods last year, as year over year the gross margins increased and the bottom line improved significantly in both periods.

     Quinn noted that TMR continues to gain acceptance among leading cardiothoracic surgeons as a very important and viable treatment option for severe angina. This factor, combined with a number of key developments that highlighted the second quarter, make the outlook for the Company’s TMR business very positive. These developments include physician-driven advancements in the procedure, including minimally invasive and robotically assisted TMR; the recent installation of a CardioGenesis TMR laser system at The Johns Hopkins Hospital, one of the nation’s leading medical institutions; and the publication of significant long-term follow-up data on the clinical efficacy of TMR in the Annals of Thoracic Surgery, the official journal of the Society of Thoracic Surgeons.

     Revenues in this year’s second quarter increased to $3.4 million from $3.1 million in the prior year period. The net loss in the 2004 second quarter declined to $264,000, or $0.01 loss per basic and fully diluted share, from a net loss of $878,000, or $0.02 loss per basic and fully diluted share in the 2003 second quarter. For the first six months of 2004, revenues increased to $7.4 million, from revenues of $6.5 million in the same period last year. Net income for the first half of 2004 was $3,000, or $0.00 per basic and fully diluted share, compared to a net loss of $757,000, or a $0.02 loss per basic and fully diluted share in the prior year period.

     “The recently published enduring benefits of TMR beyond five years, and the progress we are making with key surgeon innovators on our minimally invasive devices are clearly reinvigorating our customers and attracting additional interest throughout the cardiothoracic community.” Quinn said. “Indicative of this increased awareness is the recent action by Johns Hopkins Hospital, one of our country’s biggest and most prestigious medical institutions, to purchase our TMR system and integrate it into their cardiovascular therapeutic formula. We believe this is a significant milestone for TMR and for our company.”

     Quinn noted that questions raised in the marketplace about the July review of laser myocardial revascularization by the Medicare Coverage Advisory Committee (MCAC), which was first announced in early June, clearly impacted sales towards the end of second quarter.

     “Many of our prospects and customers waited for the outcome of the Medicare advisory panel review before making a final decision about adopting TMR or purchasing a laser, which caused a fall off in revenue from this year’s first quarter and negatively impacted our bottom line. But we are confident this is only temporary,” Quinn said. “We came out of the Medicare advisory panel meeting encouraged and energized. The clinicians, particularly the leadership of the Society of Thoracic Surgeons, presented a very clear and compelling case based on the substantial scientific and clinical evidence on the efficacy and safety of TMR.”

     Gross profit margins as a percentage of sales were 85 percent for this year’s second quarter and 86 percent for the first six months of 2004, as compared to 84 percent and 83 percent in the prior year’s respective periods.

     Total operating expenses decreased by $400,000, from $3.5 million in the three month period ending June 30, 2003 to $3.1 million in the same period in 2004. The decrease in operating expenses is primarily due to a significant decrease in expenses associated with the pursuit of approval from the U.S. Food and Drug Administration (FDA) for PMR. Total operating expenses increased by $200,000, from $6.1 million in the six month period ended June 30, 2003 to $6.3 million in the same period in 2004. The increase is primarily due to sales and marketing expenses associated with the sales force expansion, major trade shows and marketing initiatives related to the promotion of the five-year data on CardioGenesis patient outcomes.

     “We remain confident in the clinical and commercial viability of PMR, and are committed to achieving FDA approval. While we did not incur the level of expense in our continued pursuit of PMR approval as in previous periods, we are actively working with the FDA in specifying exactly what additional clinical data are required to achieve approval.” Quinn said. “We expect to achieve clarification from the FDA in the near future, and will be able to then determine the necessary steps and resources to attain approval.”

     “Our operational focus right now is TMR. We will be delivering to the cardiothoracic market the first new important TMR product initiatives (since approval in 1999) in the second half of 2004.” Quinn added. These new products, developed with innovative surgeons across the country, have been designed to support minimally invasive techniques that are intended to reduce the morbidity associated with standard open surgical procedures. They will enable more patients suffering from severe angina to consider TMR due to significantly reduced procedural morbidity.

     “These initiatives with minimally invasive TMR are essential to making it a viable procedure for a much greater proportion of these extremely sick patients.” Quinn said. “The published preliminary results utilizing minimally invasive techniques with our technology show that hospital stays are reduced from an average of five to six days for a standard TMR procedure through a thoracotomy — to under two days. We believe that such advancements in patient-centered outcomes, coupled with the recently published significant long-term benefits of TMR, are of utmost importance to the cardiothoracic community today.”

     The Company’s June 30, 2004 balance sheet showed cash and cash equivalents of $3.1 million, total assets of $8.6 million, shareholders’ equity of $6.4 million with no long term debt.

     During the year’s second quarter, the Company shipped three lasers and had worldwide disposable sales of 742 units, compared to the shipment of five lasers and worldwide disposable sales of 730 units in the second quarter of 2003. At the end of the second quarter there were 440 sites with CardioGenesis lasers for myocardial revascularization compared to 428 sites at the end of the second quarter of 2003.

Conference Call

     CardioGenesis will host a conference call today, August 3, 2004, to discuss the Company’s results for its second quarter and first six months ended June 30, 2004. The call will take place at 11:30 a.m. EDT (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.cardiogenesis.com.

     Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company’s minimally invasive Percutaneous Myocardial Revascularization (PMR) procedure is currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis website at www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

TABLES FOLLOW

CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net revenues	$3,376	$3,090	$7,417	$6,512
Cost of revenues	518	502	1,071	1,124

Gross profit	2,858	2,588	6,346	5,388

Operating expenses:
Research and development	378	723	669	1,106
Sales, general and administrative	2,724	2,744	5,652	5,042

Total operating expenses	3,102	3,467	6,321	6,148

(Loss) income from operations	(244)	(879)	25	(760)
Non-operating (expense) income, net	(20)	1	(22)	3

Net (loss) income	$(264)	$(878)	$3	$(757)

Net (loss) income per share — basic and diluted	$(0.01)	$(0.02)	$0.00	$(0.02)

Shares used in per share computations
Basic	41,279	37,136	40,885	37,128

Diluted	41,279	37,136	41,404	37,128

CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$3,087	$1,013
Accounts receivable, net	1,692	1,830
Inventories	1,337	1,339
Property and equipment, net	506	408
Other assets	2,009	1,870

Total assets	$8,631	$6,460

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,724	$2,067
Deferred revenue	517	573
Shareholders’ equity	6,390	3,820

Total liabilities and shareholders’ equity	$8,631	$6,460